Filed Pursuant to Rule 424(b)(3)
File Number 333-120973

PROSPECTUS SUPPLEMENT NO. 11
to Prospectus declared
effective on May 11, 2006
as supplemented on May 17, 2006, June 12, 2006, August 18, 2006, September 18, 2006, September 29, 2006,
October 23, 2006, November 21, 2006, December 14, 2006, February 20, 2007 and March 2, 2007
(Registration No. 333-120973)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

This Prospectus Supplement No. 11 supplements our Prospectus dated May 12, 2006, Prospectus Supplement No.1 dated May 17, 2006, Prospectus Supplement No. 2 dated June 12, 2006, Prospectus Supplement No. 3 dated August 18, 2006, Prospectus Supplement No. 4 dated September 18, 2006, Prospectus Supplement No. 5 dated September 29, 2006, Prospectus Supplement No. 6 dated October 23, 2006, Prospectus Supplement No. 7 dated November 21, 2006, Prospectus Supplement No. 8 dated December 14, 2006, Prospectus Supplement No. 9 dated February 20, 2007 and Prospectus Supplement No. 10 dated March 2, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 11 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9 and Prospectus Supplement No. 10.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated February 27, 2007 and Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated February 28, 2007, as filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYKN."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 12, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2007, the Compensation Committee of the Board of Directors (the “Board”) of Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN) (“Cyberkinetics”) approved bonuses for its executive officers for the fiscal year ended December 31, 2006.

The following table sets forth information concerning the compensation earned by our Chief Executive Officer, Chief Financial Officer and the four most highly compensated executive officers who served during the year ended December 31, 2006, and whose total compensation during the year ended December 31, 2006 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table
		Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Name and Position	Year	($)	($)(1)	($)	($) (2)	($)	($)
Timothy R. Surgenor	2006	259,044	75,000	--	129,169	6,174	469,387
President, Chief Executive	2005	250,995	50,000	--	--	6,060	307,055
Officer and Director	2004	246,292	125,000	--	--	5,761	377,053
John P. Donoghue, Ph.D.	2006	61,350	7,500	--	452,943	--	521,793
Chief Scientific Officer and	2005	188,694	--	--	--	--	188,694
Director (3)	2004	--	--	--	--	57,690	57,690
Mark A. Carney	2006	186,926	62,344	--	23,978	--	273,248
Executive Vice President, Director (4)
Kurt H. Kruger	2006	63,535	18,750	13,167	43,714	--	139,166
Chief Financial Officer (5)
J. Christopher Flaherty	2006	216,816	41,250	--	23,083	1,891	283,040
Executive Vice President,	2005	211,078	37,500	--	--	647	249,225
Technology and Intellectual	2004	203,734	50,000	--	--	1,115	254,849
Property
Jonathan T. Hartmann	2006	132,126	90,000		39,956	25,000	287,082
Vice President, Sales & Marketing (6)

(1)	Includes bonus amounts accrued in year of service whether paid during year of service or thereafter. See below for further information concerning the 2006 and 2004 bonuses.

(2)
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to “Stock-Based Compensation” in Note 2 to our Condensed Consolidated Financial Statements included in our Quarter Report on Form 10-QSB filed on November 14, 2006 and Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-KSB filed on March 30, 2006.

(3)
John P. Donoghue, Ph.D. was hired on January 1, 2005. He was a consultant to Cyberkinetics from August 25, 2002 to December 31, 2004. The amount reflected under “All Other Compensation” reflects the compensation paid to Mr. Donoghue as a consultant to Cyberkinetics.

(4)	Mark A. Carney was hired on February 14, 2006.

(5)	Kurt H. Kruger was hired on September 18, 2006.

(6)
Jonathan T. Hartmann was hired on March 31, 2006. The amount reflected under “All Other Compensation” reflects a sign-on bonus paid to Mr. Hartmann that is subject to forfeiture should he for any reason terminate his employment with Cyberkinetics within twelve months of employment.

2006 Bonus Awards

The following Named Executive Officers earned the bonuses indicated below for the year ended December 31, 2006:

	Cash Bonus	Dollar Value of Stock Bonus*	Shares Issued*
Timothy R. Surgenor	$63,700	$11,300	10,000
John P. Donoghue, Ph.D.	$7,500	--	--
Mark A. Carney	$62,344	--	--
Kurt H. Kruger	$9,374	$9,376	8,297
J. Christopher Flaherty	$30,938	$10,312	9,126
Jonathan T. Hartmann	$90,000	--	--

*	Number of shares issued is based upon a per share price of $1.13 on the date of grant.

2004 Bonus Awards

The following Named Executive Officers earned the bonuses indicated below for the year ended December 31, 2004:

	Cash Bonus	Dollar Value of Stock Bonus*	Shares Issued*
Timothy R. Surgenor	$100,000	$25,000	11,111
J. Christopher Flaherty	$40,001	$9,999	4,444

*	Number of shares issued is based upon a per share price of $2.25 on the date of grant.

The Compensation Committee awarded the 2006, 2005 and 2004 cash bonuses to Mr. Surgenor pursuant to, and consistent with, his existing employment agreement, dated November 3, 2004. Mr. Surgenor's employment agreement reflects a target cash bonus of $100,000 and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on acquiring, obtaining a humanitarian designation, and planning a humanitarian device exemption filing for the Andara OFS therapy, progress on demonstrating proof of concept for the BrainGate Neural Interface System, and the initiation of a pilot program in Epilepsy seizure detection using the NeuroPort System. For 2005, the criteria included, among other things, progress on the launch of the NeuroPort(TM) System, raising additional capital and continued execution of the clinical trial. For 2004, the criteria included, among other things, achievement of certain regulatory approvals, execution of a clinical trial, and becoming a reporting company under the federal securities laws.

The Compensation Committee awarded the 2006 cash and stock bonuses to Mr. Carney pursuant to, and consistent with, his existing employment agreement, dated February 14, 2006. Mr. Carney's employment agreement reflects a target cash bonus of $100,000 (pro rated to $87,500 for 2006) and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on integrating intellectual property acquired with Andara Life Science, Inc., obtaining a humanitarian designation, and planning a humanitarian device exemption filing for the Andara(TM) OFS(TM) Therapy, and progress in obtaining business development objectives.

The Compensation Committee awarded the 2006 cash and stock bonuses to Mr. Kruger pursuant to, and consistent with, his existing employment agreement, dated September 18, 2006. Mr. Kruger's employment agreement reflects a target cash bonus of $75,000 (pro rated to $25,000 for 2006) and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on obtaining equity financing and the subsequent registration of shares from that financing.

The Compensation Committee awarded the stock bonuses pursuant to Cyberkinetic's Fourth Amended and Restated 2002 Equity Incentive Plan, as last amended by its stockholders on June 7, 2006. The shares issued pursuant to such stock bonus awards are not subject to a share repurchase option in favor of Cyberkinetics and are fully vested. The shares issued in 2004 are subject to lock-up agreements whereby the holders agreed not to offer, sell or otherwise dispose of 50% of such shares through the earlier of (i) the close of trading on October 6, 2007, or (ii) the first day after October 6, 2006, when, for a period of 20 consecutive trading days, the average stock price for Cyberkinetics' shares of common stock is greater than $8 per share and the average daily trading volume is over 50,000 shares (the “First Release”), and the remaining 50% of the shares until 180 days after the First Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: March 5, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)
Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

On February 28, 2007, Cyberkinetics, Inc., our wholly-owned subsidiary, entered into an amendment to its lease with 100/200 Foxborough Boulevard Realty Trust extending the termination date from May 31, 2007 to May 31, 2008. The lease is for approximately 7,769 square feet of office space and monthly base rent is $12,301. Cyberkinetics, Inc. has an option to renew for one five year period at the then fair market value with a 180 day prior written notice. The lease amendment is attached hereto as exhibit 10.1

ITEM 9.01      Financial Statements and Exhibits.

(c)   Exhibits:

10.1 Amendment No. 2 to Lease Agreement between Cyberkinetics, Inc. and 100/200 Foxborough Boulevard Realty Trust, dated February 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: March 6, 2007

Exhibit Index

 Exhibit  Description

10.1  Amendment No. 2 to Lease Agreement between Cyberkinetics, Inc. and 100/200 Foxborough Boulevard Realty Trust, dated February 28, 2007

EXHIBIT 10.1

AMENDMENT NO. 2 TO LEASE

AGREEMENT made this 28th day of February, 2007, between 100/200 FOXBOROUGH BOULEVARD REALTY TRUST, with its principal address c/o CB Richard Ellis-N E Partners, 380 Westminster Street, Providence, Rhode Island, 02903, hereinafter referred to as Lessor, and Cyberkinetics, Inc., hereinafter referred to as Lessee.

WITNESSETH

That the Lease dated May 9, 2003 (the “Original Lease”), covering certain square feet of rentable floor space at Building Number 100 (Building 100) in the Foxborough Business Center located at 100 Foxborough Boulevard (the original space), Foxborough, Massachusetts, for a term commencing June 1, 2007, and expiring May 31, 2008 between the Lessee and the Trustees of CC&F Foxborough Trust, Whose interest is now vested in the Lessor herein, is hereby amended as follows:

TERM:	Effective June 1, 2007 through May 31, 2008.

PREMISES AREA:	Approximately 7,769 square feet of Rentable Area

PROPORTIONATE
SHARE:	`11.95%

BASE RENT:	6/1/07- 5/31/08 (7,769 sf @ $19.00 psf) $12,300.92 per month $147,611.00 per Year.

BASE YEAR &
BASE TAXES:	2007 actual

ELECTRICITY:	As the building has one electric meter, the Tenant will pay $1.25 psf for its use of electricity for lights and plugs. ($809.27 per month)

LANDLORD’S
WORK:	None

SPACE IMPROVEMENT:	The Tenant will have the option to make modest space improvements at Tenant’s election and sole cost subject to Landlord approval.

RIGHT TO RENEW:	Tenant will have the option to renew for one (1) five (5) year period at fair market value with a 180 day prior written notice to Landlord.

Except as heretofore and hereby amended said Lease Agreement dated February 2003, is in all respects ratified and confirmed.

IN WITNESS WHEREOF, the Lessor has signed and sealed this instrument this 28th day of February, 2007, and the Lessee has signed and sealed this instrument on the 28th day of February, 2007.

In the presence of:	LANDLORD:

	By:	/s/ Charles E. Harlfinger, Trustee
Charles E. Harlfinger, Trustee
and not individually

In the presence of:	TENANT:
Cyberkinetics, Inc.

	By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Title: President & CEO